Exhibit 10.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this "Agreement") is made and entered into as of 15 July 2025, by and between:

NWTN Inc., a company duly organized and existing under the laws of Cayman Islands, with its principal place of business at Office 114-117. Floor, Building A1, Dubai Digital Park, Dubai Silicon Oasis, Dubai, UAE (hereinafter referred to as the "Purchaser")

AND:

SEET LLC., a company duly organized and existing under the laws of United Arab Emirates, with its principal place of business at Office 404, 4th Floor, Building 6, Emaar Square, Downtown Dubai, Dubai, UAE (hereinafter referred to as the "Seller")

Seller and Purchaser may each be referred to as a "Party" and collectively as the "Parties".

WHEREAS, the Seller is the controlling shareholder of the “Target Company”, an SPV incorporated under the laws of United Arab Emirates to be set up by Seller, which together with its subsidiaries and any entities directly or indirectly controlled by it (collectively, the "Group Companies"), operates within the power management and technology sector, has demonstrated preliminary technical achievements with commercial pilot programs or customer traction, and maintains clean financial, legal, and compliance records (absent material litigation, debts, or off-balance-sheet liabilities);

WHEREAS, the Purchaser desires to acquire, and the Seller desires to sell, one hundred percent (100%) of the issued and outstanding shares of the Target Company (the "Shares") in exchange for newly issued Class B ordinary shares of the Purchaser;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

SECTION 1. DEFINITIONS

1.1 "Acquirer" means NWTN Inc. (Nasdaq: NWTN)
1.2 "Closing" means the completion of the sale and purchase of the Shares under this Agreement.
1.3 "Closing Date" means the date on which Closing occurs.
1.4 "Group Companies" has the meaning set forth in the Recitals.
1.5 "Purchase Price per Share" means the average closing price of the Purchaser’s Class B ordinary shares over the five (5) trading days immediately preceding the execution date of this Agreement, as reported by Nasdaq.
1.6 "Regulatory Approvals" means all consents, permits, or authorizations required from any governmental authority.
1.7 "Shares" has the meaning set forth in the Recitals.
1.8 "Transaction Price" means the aggregate value of US$100,000,000.

SECTION 2. SALE AND PURCHASE OF SHARES

2.1 Subject to the terms herein, the Seller agrees to sell, transfer, and deliver to the Purchaser, and the Purchaser agrees to purchase, the Shares, free from all liens, encumbrances, or third-party claims.

SECTION 3. CONSIDERATION

3.1 In full consideration for the Shares, the Purchaser shall issue to the Seller a number of new Class B ordinary shares (the "Consideration Shares") equal to the Transaction Price divided by the Purchase Price per Share, rounded down to the nearest whole share.
3.2 Subject to compliance with applicable securities laws and the lock-up restrictions in Section 4, the Seller shall have the right to request in writing that the Purchaser file a registration statement with the U.S. Securities and Exchange Commission (SEC) to register the resale of all or part of the Consideration Shares.
3.3 All expenses of registration (excluding Seller’s legal fees, if any) shall be borne by the Purchaser.

SECTION 4. LOCK-UP PROVISIONS

4.1 The Seller agrees that the Consideration Shares shall be subject to a lock-up period of three (3) years commencing on the Closing Date.
4.2 The release of Consideration Shares shall occur as follows:
(a) Twenty percent (20%) shall be released on the first anniversary of the Closing Date;
(b) Forty percent (40%) shall be released on the second anniversary of the Closing Date; and
(c) The remaining forty percent (40%) shall be released on the third anniversary of the Closing Date.

SECTION 5. CONDITIONS PRECEDENT

5.1 The obligations of the Parties are conditional upon:
(a) The Group Companies delivering to the Purchaser, five (5) days prior to Closing, an audited certification confirming net debt-free status (including zero financial debt, guarantees, or off-balance-sheet liabilities);
(b) Both Parties obtaining all requisite board and/or shareholder approvals;
(c) Obtaining all Regulatory Approvals, if applicable;
(d) The Seller shall legally change its company name, if not already sufficient, to reflect an affiliation with a Dubai government entity such as Transguard Group, or with a company owned by His Highness Sheikh Hamed bin Zayed Al Nahyan;
(e) Execution of definitive transaction documents, including this Agreement.

5.2 The Purchaser reserves the right to conduct financial, legal, and technical due diligence on the Target Company. Findings may necessitate mutual adjustment of valuation or terms.

SECTION 6. CLOSING MECHANICS

6.1 Closing shall occur within thirty (30) days of the Effective Date of this Agreement or such later date as may be mutually agreed in writing by the Parties, provided that all Conditions Precedent in Section 5 have been satisfied or waived (to the extent waivable).
6.2 At Closing:
(a) The Purchaser shall deliver to the Seller book-entry confirmation evidencing issuance of the Consideration Shares;
(b) The Seller shall deliver to the Purchaser a certified copy of the Target Company’s share register reflecting the Purchaser as sole shareholder.

SECTION 7. INTERIM OPERATIONS AND CONDUCT

7.1 Ordinary Course Covenant. During the period from the date of this Agreement until the Closing Date (the "Interim Period"), the Seller shall cause the Group Companies to:

(a) conduct their business in the ordinary course consistent with past practices;

(b) preserve intact their business operations, material assets, and relationships with employees, customers, suppliers, regulators, and other material stakeholders; and

(c) refrain from taking any action that would reasonably be expected to materially impair the value of the Group Companies or their ability to consummate the transactions contemplated herein.

SECTION 8. BOARD REPRESENTATION

8.1 If the Seller’s post-Closing ownership of the Purchaser’s outstanding Class B ordinary shares reaches five percent (5%) or more, the Seller may nominate two (2) executive director(s) or observer(s) to the Purchaser’s board.
8.2 The rights and obligations of such nominee shall be governed by the Purchaser’s Memorandum of Association.

SECTION 9. COSTS AND EXPENSES

9.1 Each Party shall bear its own costs, fees, and expenses incurred in connection with the negotiation, preparation, and execution of this Agreement and related documents.

SECTION 10. CONFIDENTIALITY

10.1 The Parties shall maintain strict confidentiality regarding all non-public information exchanged in connection with this transaction, except as required by law or with prior written consent.

SECTION 11. GOVERNING LAW AND DISPUTE RESOLUTION

11.1 This Agreement shall be governed by and construed in accordance with the laws of the United Arab Emirates.
11.2 Any dispute arising hereunder shall first be resolved amicably through good-faith negotiations within thirty (30) days of written notice. Failing resolution, the dispute shall be submitted to binding arbitration in Dubai under the Rules of the Dubai International Arbitration Centre (DIAC) by one arbitrator appointed in accordance with the said Rules. The place of arbitration shall be Dubai. The language of the arbitration shall be English. The arbitral award shall be final and binding on the Parties.

SECTION 12. TERMINATION

12.1 This Agreement may be terminated:
(a) By mutual written consent;
(b) By either Party if Closing does not occur within ninety (90) days of the Effective Date;
(c) By the Purchaser if due diligence reveals material adverse findings not resolved within thirty (30) days; or
(d) By written notice if any Condition Precedent remains unfulfilled by the Closing Date.

12.2 Termination shall not prejudice any accrued rights or obligations under Sections 8, 9, or 10.

SECTION 13. REPRESENTATIONS AND WARRANTIES

13.1 Seller's Representations and Warranties. The Seller hereby represents and warrants to the Purchaser that: (a) it is the legal and beneficial owner of the Shares, free from liens or encumbrances; (b) the Group Companies' financial statements present fairly in all material respects the financial position in accordance with IFRS; (c) there are no undisclosed material liabilities, litigation, or regulatory violations; (d) all intellectual property is validly owned or licensed by the Group Companies; and (e) all material contracts are in full force without defaults.
13.2 Purchaser's Representations and Warranties. The Purchaser hereby represents and warrants to the Seller that: (a) it is duly organized and has the authority to execute this Agreement; (b) the Consideration Shares, when issued, will be validly issued and fully paid; and (c) its execution of this Agreement does not violate any material agreement.
13.3 Survival. All representations and warranties shall survive the Closing for a period of eighteen (18) months, except for fundamental representations (ownership, authority, and title) which shall survive indefinitely.

SECTION 14. INDEMNIFICATION

14.1 The Seller shall indemnify and hold harmless the Purchaser against all losses arising from: (a) breach of any representation, warranty, or covenant by Seller; (b) pre-Closing liabilities of the Group Companies; or (c) any undisclosed taxes.

SECTION 15. TAX MATTERS

15.1 Cooperation. Both Parties shall cooperate in the filing of tax returns and resolution of tax audits relating to pre-Closing periods.
15.2 Transfer Taxes. All transfer, stamp, or documentary taxes arising from the transfer of Shares shall be borne equally by the Seller and the Purchaser.

SECTION 16. SURVIVAL

16.1 Surviving Provisions. Notwithstanding any termination of this Agreement, the obligations in Sections 9 (Costs), 10 (Confidentiality), 12 (Governing Law), 13 (Representations), 14 (Indemnification), and 15 (Tax Matters) shall survive indefinitely.

EXPANDED SECTION 17: MISCELLANEOUS

17.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior discussions and understandings.

17.2 Amendments. Any amendment to this Agreement must be in writing and signed by authorized representatives of both Parties.

17.3 Notices. All notices shall be delivered in writing: (a) by international courier (effective upon receipt); or (b) by email (effective upon transmission if confirmed), to the addresses specified in the signature block.

17.4 Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party.

17.5 Third-Party Rights. No person not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act or similar legislation.

17.6 Schedules. The schedules and exhibits referenced herein are incorporated into this Agreement by reference.

17.7 Severability. If any provision is held invalid, the remaining provisions shall remain in full force.

17.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SELLER:
SEET LLC.

By:	/s/ Mohammed Almazrouei
Name:	Mohammed Almazrouei
Title:	COO

PURCHASER:
NWTN Inc.

By:	/s/ Benjamin Zhai
Name:	Benjamin Zhai
Title:	CEO

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